EXHIBIT 99.1

Press Release

Provectus Phamaceuticals Plans to Acquire Therapeutic Business

KNOXVILLE, Tenn., August 7, 2002 - Provectus Pharmaceuticals, Inc. (OTCBB: PVCT) today announced plans to acquire a therapeutic business that is to be created as a result of a separation agreement between Photogen Technologies (PHGN) and Photogen's five founding scientists.

The separation agreement, which has received Photogen board approval, must be ratified by a vote of its shareholders at its upcoming annual meeting. After ratification, the founding scientists intend to merge the therapeutics business into Provectus Pharmaceuticals.

"Acquisition of the therapeutics business via the Photogen split-off will complete our initial product portfolio in the areas of prescription drugs and medical devices" said Provectus CEO Craig Dees, Ph.D. "We should then be in the position to implement our entire product line in the areas of dermatology, oncology, biotechnology, medical devices, and over-the-counter (OTC) pharmaceuticals."

Provectus Pharmaceuticals consists of pharmaceutical products across three sectors of the healthcare industry: prescription drugs, medical devices and OTC pharmaceuticals.

The company's corporate offices and laboratory are located at 7327 Oak Ridge Highway Suite A, Knoxville, TN 37931; 865/769-4012. For more information, contact the company at info at provectuscorp.com or visit the corporate Web site: www.provectuscorp.com

This release and others issued or made from time to time by the company or its representatives contain portions that may constitute forward-looking statements. Those statements include comments regarding the intent, beliefs or current expectations of the company and members of its management team, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Contact:

Provectus Pharmaceuticals Inc., Knoxville

Timothy C. Scott, 865/769-4012 (EDT)

or

Hilary Kaye Associates

Hilary Kaye, 714/426-0444 (Media/PDT)